UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 29, 2014
(Date of Earliest Event Reported)

MAXIM INTEGRATED PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-34192	94-2896096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 RIO ROBLES SAN JOSE, CALIFORNIA (Address of Principal Executive Offices)	95134 (Zip Code)

(408) 601-1000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 29, 2014, the Company reached an agreement in principle to settle all claims asserted against it in an intellectual property dispute, which provides, among other items for the payment of $6 million in cash by the Company. The agreement in principle was reached after the Company announced its preliminary results of operations for the three month period ended December 28, 2013 but prior to the filing of the Company's Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission for the three month period ended December 28, 2013. As a result, the Company is required under U.S. Generally Accepted Accounting Principles to reflect the impact of agreement in principle, which is a subsequent event, in its financial statements for the three months ended December 28, 2013. As such, the Company recorded a charge for the three months ended December 28, 2013, to accrue the $6 million settlement which has been recorded in Other Operating Expenses (Income), net in the Consolidated Statements of Income and will be included in the Company’s Schedule of Special Items. The Company is filing this Amendment to Form 8-K to update the information provided in the financial tables in Exhibit No. 99.1 to the Form 8-K it furnished to the Securities and Exchange Commission on January 23, 2014 to reflect the agreement in principle.

The information in this Current Report on Form 8-K/A is furnished to, but not filed with, the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and such information shall not be deemed to be incorporated by reference into any of the Company's filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 3, 2014

MAXIM INTEGRATED PRODUCTS, INC.

By:/s/ Bruce E. Kiddoo

Bruce E. Kiddoo Senior Vice President and Chief Financial Officer